UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Event: November 25, 2014

HOTEL OUTSOURCE MANAGEMENT INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	6719	13-4167393
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Brumby Centre, Lot 42, Jalan Muhibbah, 87000, Labuan F.T., Malaysia
(Address of principal executive offices)

Registrant’s telephone number, including area code: 852-59331214

80 Wall Street, Suite 815, New York, New York 10005

(former address of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

On November 19, 2014 Hotel Outsource Management International, Inc. (the “Registrant”), a Delaware corporation approved and acknowledged a Stock Purchase Agreement, entered into by and between certain shareholders of the Registrant, as Sellers, and RichCorp Holdings Ltd., a Samoa corporation, as Buyer, pursuant to which the Buyer purchased from the Sellers a total of 2,308,343 shares of common stock in the Registrant.  The parties closed the transaction contemplated in the Stock Purchase Agreement on November 25, 2014.  Reference is made to Sections 5.01 and 5.02 herein which contain additional details relating to the Stock Purchase Agreement and Change of Control of the Registrant.

The foregoing description of the Stock Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Stock Purchase Agreement, which is filed as Exhibit 10.37 hereto and incorporated herein by reference.

ITEM 5.01 CHANGE IN CONTROL OF REGISTRANT

A change of control of the Registrant occurred on November 25, 2014.  As noted in Item 1.01, above, on November 25, 2014, RichCorp Holdings Ltd., a Samoa corporation (the “Buyer”), entered into a Stock Purchase Agreement to purchase a total of 2,308,343 shares of the issued and outstanding common stock of the Registrant (the “Shares”), pursuant to the terms of a Stock Purchase Agreement by and between the Buyer and a group of four former shareholders of the Registrant (the “Sellers”).  The Shares represent approximately 78.3% of the Registrant’s issued and outstanding common stock, and as a result, the transaction resulted in a change of control of the Registrant.    The parties closed the transaction on November 25, 2014.  Dato’ Eddy Kok Seng Yeap owns 100% of the issued and outstanding common stock of RichCorp Holdings Ltd., and may be deemed to be the beneficial owner of the Shares purchased by RichCorp Holdings Ltd.

The amount of consideration for the purchase of the Shares was an aggregate of U.S. $340,000 an amount supplied by the Buyer.  The Buyer used their own capital for the acquisition of the Shares.

ITEM 5.02 DEPRARTURES OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS

In conjunction with the share purchase transaction between the Sellers and the Buyer, on November 25, 2014, Mr. Avraham Bahry, the Registrant’s sole officer and director, resigned from his respective positions as the President, Chief Executive Officer and Chief Financial Officer of the Registrant.  His resignation was not due to a disagreement with the Company.   Mr. Bahry did not resign his position as a member of the board of directors.

On November 25, 2014, the board of directors of the Registrant appointed Dato’ Eddy Kok Seng Yeap as both a director of the Registrant, and as the Registrant’s President, Chief Executive Officer and Chief Financial Officer.  Dato’ Eddy Kok Seng Yeap does not have any employment agreements with the Registrant.

Dato’ Eddy Kok Seng Yeap, aged 39, is a Malaysian and is a Life Insurance Practitioner with the qualification obtained from the Malaysia Insurance Institute. Eddy has also completed the Legal Professional Will Writing Course with Rockwills Sdn Bhd, Malaysia. He is currently Managing Director of NobleCorp Asset Management Ltd. (“NobleCorp”) which is set up in May 2014 for venturing into the Asset Management Field. NobleCorp is holding approximately 18% of the issued capital of PMI Construction Group, a company traded on OTCQB market. Eddy is also a director of PMI Construction Group. Prior to founding NobleCorp, Eddy was the director and shareholder of several private and public companies in Malaysia, Singapore, Macau, Indonesia, Hong Kong and China, including Kingsburg Holdings Limited. Currently, Eddy is venturing into his own businesses, including asset management, risk management services, alternative insurance services, healthcare research and fruit plantation projects.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

Exhibit No.	Description of Document
10.37	Stock Purchase Agreement dated November 19, 2014 by and between Sellers and RichCorp Holdings Ltd.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hotel Outsource Management International, Inc.

Date: December 3, 2014

/s/ Dato’ Eddy Kok Seng Yeap

By:  Dato’ Eddy Kok Seng Yeap
Its:   Chief Executive Officer